Exhibit 10.1

Thomas A. Kennedy	Raytheon Company
Chairman & Chief Executive Officer	870 Winter Street
781.522.6400 business	Waltham, Massachusetts
781.522.6401 fax	02451 USA
tkennedy1@raytheon.com

January 21, 2015

Anthony F. O’Brien III

Dear Toby:
It is my sincere pleasure to offer you the position as Vice President of Raytheon, Chief Financial Officer effective March 2, 2015.
The offer details are as follows:

•	Your base salary will be $496,112 annually, paid at a bi-weekly rate of $19,081.23. Your next eligibility for a base salary increase will be March, 2016.

•	Your Results Based Incentive (RBI) Program target for 2015 will be 100% of your annualized base salary, subject to individual and company performance. Your 2014 award amount is $400,000.

•
You will continue to be eligible to participate in the Company’s Long Term Participant Plan (LTPP). Your award value for the 2015 program is $1,000,000. Based on performance achieved at the end of a three-year cycle (2015-2017), your payout, if earned, may be higher or lower than the initial award value. Participation in this plan is subject to annual review.

•
You will continue to be eligible to participate in the annual restricted share award program subject to the terms of the award and the provisions of the Raytheon Stock Plan. Your 2015 award as an Elected Vice President of Raytheon is valued at $800,000.

•
You will be required by the end of your fifth (5th) year in an elected officer capacity to own a minimum of two (2x) times base salary in the form of Raytheon equity. In addition, there is a requirement that each elected officer holds shares of Company "stock owned outright" with a value of at least 1x base salary. Company stock owned outright includes the following Company securities: outright share purchases, shares from restricted stock/unit vestings or acquired upon option exercises; and vested shares or share equivalents in any Company retirement plan (e.g., 401(k), Deferred Compensation Plan).

•
If you are involuntarily separated from employment with the Company without cause, as defined in the Raytheon Severance Pay Plan, you will be entitled to a separation payment of one (1) times your annual base salary and target bonus, as well as one (1) years benefits as of the date of separation in exchange for a General Release.

•
You will be entitled to a Change in Control Severance Agreement which would provide you with severance benefits equal to one (1) times your annual base salary and target bonus as of the date of the change in control in the event of a change in control of the company. Please note that the Change in Control Severance Agreement is structured to require both a change in corporate ownership and a loss of employment as those terms are defined in the draft agreement.

•
You will be eligible to participate in the Raytheon Supplemental Executive Retirement Plan. This non-qualified plan provides a pension of 35% of final average compensation after ten (10) years of Raytheon service and attainment of age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after fifteen (15) years of service and attainment of age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the Company or any prior employer and by Social Security.

•	You will continue to be eligible to participate in Raytheon’s Deferred Compensation Plan, subject to the terms and conditions of the program.

•	Your annual automobile allowance will be $14,000.00, paid at a bi-weekly rate of $538.46.

•
You will be eligible to receive Company paid senior executive life insurance which equals four (4) times your annual base salary to a maximum of $3 million. You are also eligible to receive enhanced life insurance equal to one (1) times your annual base salary. If you choose not to elect this benefit, your enhanced life insurance will be capped at $50,000.00.

•	Your financial planning assistance will be $12,000.00 for your first year as Vice President of Raytheon, Chief Financial Officer, and $10,000.00 annually thereafter.

•	Excess liability coverage will be increased to $5 million.

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You will continue to be eligible for the Executive Health Program, which includes an annual comprehensive medical assessment. This benefit has an annual allowance of $2,000.00 for your participation in the program. You will be enrolled in the Executive Registry. It is a health care program designed for traveling executives and their families. The Registry operates as a domestic and international network of leading academic medical centers and affiliations.

•	You will be eligible for first class airfare for all business travel.

This letter sets forth the entire offer and understanding between you and the Company related to your employment with Raytheon. Acceptance of this offer will be considered an acceptance to all the terms and conditions contained within the offer and the attachments.

Toby, I look forward to you leading our Finance organization. Please sign below to indicate your acceptance and return to Randa Newsome. Please contact Randa at 781.522.5097 if you have additional questions.

Sincerely,

/s/ Thomas A. Kennedy
Thomas A. Kennedy
Chairman and CEO

I have read and accept this offer for Vice President of Raytheon, Chief Financial Officer effective March 2, 2015.

Accepted:        /s/ Anthony F. O’Brien III
Anthony F. O’Brien III

Date:            January 26, 2015